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                                                                      EXHIBIT 23




                              ACCOUNTANTS' CONSENT


The Board of Directors
Bacou USA, Inc.:


We consent to incorporation by reference in the registration statement (333-09251) on Form S-8 of Bacou USA, Inc. of our report dated February 17, 1998, except as to notes 2(b) and 7(b) which are as of February 27, 1998, relating to the consolidated balance sheets of Bacou USA, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the fiscal year ended December 31, 1997 and 1996, for the five months ended December 31, 1995, and for the fiscal year ended July 31, 1995, and our report on the related schedule dated February 17, 1998, which reports appear in the December 31, 1997 annual report on Form 10-K of Bacou USA, Inc.


                                        KPMG PEAT MARWICK LLP


Providence, Rhode Island
March 25, 1998